EXHIBIT 5.1







                                  April 4, 1997





Praegitzer Industries, Inc.
1270 S.E. Monmouth Cut-off Road
Dallas, Oregon  97338-9532

We have acted as counsel for Praegitzer Industries, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 relating to the resale of 1,068,834 shares of Common Stock (the "Shares") of the Company by the holders thereof (the "Selling Shareholders"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that;

1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

2. The Shares have been duly authorized. 1,028,167.5 Shares are legally issued, fully paid and nonassessable. Assuming payment in full of the exercise price for the warrant to acquire 23,166.5 shares and two options, each to acquire 8,750 Shares, held by the Selling Shareholders, the Shares underlying such warrants and options will be, when issued, legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STOEL RIVES LLP

STOEL RIVES LLP